                                                                    EXHIBIT 10.6

                            PARTICIPATION AGREEMENT
                            -----------------------



     This PARTICIPATION AGREEMENT ("Agreement") is entered into by and between EP Operating Limited Partnership ("EPO"), by Enserch Exploration, Inc., its Managing General Partner, 4849 Greenville Avenue, Suite 1200, Dallas, Texas 75206 and Mobil Producing Texas & New Mexico Inc. ("Mobil"), 1250 Poydras Plaza, New Orleans, Louisiana 70113-1892. EPO and Mobil collectively may be referred to herein as "Parties" or individually as "Party".


                                    RECITALS
                                    --------

     EPO is the owner of an interest in certain Federal oil and gas leases ("Leases") located on the Outer Continental Shelf, Offshore Louisiana. The Leases are dedicated to a Federal Exploratory Unit for the exploration and production of oil and gas ("Garden Banks 388 Unit" or "Unit"). The Leases and the Garden Banks 388 Unit are more particularly described in Exhibit "A". EPO's exploration, development and production operations associated with the Unit may be collectively referred to herein as the "Garden Banks 388 Project" or "Project".

     Due to the magnitude of the anticipated risks and costs related to the exploration and development operations in the Unit, the Parties deem it necessary to join together under the terms of the Agreement, for the purpose of sharing said risks and minimizing the individual expenses and investments related to the proper exploration and development of the Unit.

     EPO and its predecessors in interest have drilled certain oil and gas wells and installed certain equipment on the Leases. These wells and the equipment associated with these wells ("Wells and Equipment") are described in Exhibit "B".

     EPO has proposed drilling an exploratory well ("GB 387 #3 Well") to test for additional oil and gas reserves on the Leases. In addition, both EPO and Mobil have expressed an interest in conducting 3-D seismic exploration of the Garden Banks 388 Unit and the surrounding area.

     EPO has designed and is in the process of constructing and installing a deep water production system ("Production System") to develop and produce the oil and gas reserves that may be located on the Leases. The deep water production system consists of a Floating Production and Drilling Facility, 24 Slot Template, Subsea Systems, Export and Gathering Pipelines and a Shallow Water Processing Platform (collectively referred to as the "Production System"). The Production System is more particularly described in the Project Plan documents ("Project Plan") identified in Exhibit "C".

     Mobil has expressed an interest in participating in the Garden Banks 388 Project. EPO has offered to allow Mobil to acquire an interest in the Leases, Unit, Wells and Equipment and

Production System by: (1) acquiring a license to certain seismic data for the benefit of EPO; (2) by participating in the GB 387 #3 Well; and (3) by participating in the design, construction and installation of the Production System. Mobil's participation in the Garden Banks 388 Project shall be conducted in accordance with this Agreement and the associated operating agreements governing the conduct of operations on the Unit.

     In consideration of the foregoing,  EPO and Mobil agree as follows:


                                   PHASE ONE
                                   ---------

     The obligations of the Parties to participate in Phase One are effective upon execution of this Agreement.


                               I.  SEISMIC SURVEY

     The Garden Banks 388 Unit is comprised of Garden Banks Blocks 388, 387, 386 and 344. Garden Banks Blocks 342, 343, 345 and 389 directly offset the Unit. These offsetting blocks are more particularly described in Exhibit "D" ("Offsetting Blocks"). EPO and Mobil desire to conduct 3-D seismic exploration of the Unit and the Offsetting Blocks ("Seismic"). The Unit and the Offsetting Blocks shall be referred to hereinafter as the "Joint Survey Area".

     Mobil has contracted with Western Geophysical Division of Western Atlas International Inc. ("Western") to conduct a long cable 3-D seismic survey of the Joint Survey Area and other lease blocks in the Gulf of Mexico ("Seismic Survey"). A copy of the seismic contract dated May 25, 1994 is attached hereto as Exhibit "E". On or before August 15, 1994, Mobil shall cause the Seismic Survey to be commenced in accordance with such contract.

     Mobil shall bear one hundred percent (100%) of the cost, risk and expense of the Seismic Survey which is currently estimated to cost two million eight hundred thirty-three thousand seven hundred sixty dollars ($2,833,760). Additionally, because of derrick barge activity in the Unit during the Seismic acquisition, Western has added an additional charge of five hundred ninety-four thousand dollars ($594,000) to the cost of the Seismic because of the need to run short lines. Mobil shall pay 100% of this cost ("Seismic Short Lines"). In addition to the cost of the Seismic Survey, Mobil shall pay 100% of the one hundred forty thousand dollars ($140,000) cost of early processing so that the data from the Seismic Survey shall have priority over the processing of other data by Western ("Early Processing"). Upon completion of the Seismic Survey, Mobil shall pay to Western one hundred percent (100%) of four hundred and five thousand dollars ($405,000) to acquire a license ("License") to the data generated by the Seismic Survey, insofar as such data covers and pertains to the Joint Survey Area. The License shall be acquired for the benefit of, and in the name of, EPO and shall be in addition to the license that Mobil receives for its own benefit from Western as a result of the Seismic Survey. EPO

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acknowledges and agrees that Mobil makes no representation or warranty as to the accuracy or completeness of the data generated by the Seismic Survey.

     MOBIL HEREBY AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD EPO HARMLESS FROM ANY AND ALL DEMANDS, CLAIMS, CAUSES OF ACTION, OR LAWSUITS ARISING FROM MOBIL'S AND WESTERN'S ACTIVITIES PURSUANT TO THE SEISMIC SURVEY FOR THE DURATION OF THE SURVEY.


                           II.  EXPLORATORY DRILLING

     EPO has been approved as Operator of the Garden Banks 388 Unit by the Minerals Management Service of the U.S. Department of the Interior ("MMS").
Upon execution of this Agreement, EPO shall submit the documentation required by the MMS to qualify Mobil as operator ("Operator") for the limited purpose of drilling, testing and temporarily suspending operations on a new exploratory well with two bottomhole objectives to be designated as the OCS-G 7485 #3 and the OCS-G 10350 #1 (collectively referred to herein as the "GB 387 #3 Well" or "Well") by the MMS. Mobil's operation of the GB 387 #3 Well shall terminate and EPO shall assume operations upon release of the rig that drilled the Well. EPO shall at all times be operator of the remainder of the Unit and the Production System.

     The Parties shall, as soon as practicable but no later than, July 15, 1994, execute a Well Operating Agreement ("WOA"). Mobil shall be designated the Operator of the GB 387 #3 Well in the WOA. The WOA shall be incorporated by reference in this Agreement. In the event of a conflict between the WOA and this Agreement, this Agreement shall control.

     Subject to the approval of Mobil as Operator by the MMS, on or before September 15, 1994, Mobil shall commence or cause to be commenced drilling of the GB 387 #3 Well. The contracting of a rig capable of drilling the well shall constitute the commencement of operations. Operations shall be governed by the WOA.

     The Well shall have a surface location 3,553' FNL and 2,821' FWL and a bottomhole location at Total Depth of 4,569'' FNL and 1,981'' FWL of Garden Banks Block 387. The Well shall be drilled in accordance with the Well Plan attached hereto as Exhibit "F". The Well shall be drilled to a total depth of 12,000' TVD to test the 11,200' Sand amplitude anomaly ("Total Depth"). The 11,200' Sand amplitude anomaly is identified as the stratigraphic equivalent of that certain formation which appears in the interval between 16,100' and 16,300' on the IES/SFL log of the OCS-G 8232 #1 well located on Garden Banks Block 344. Unless otherwise agreed to by the Parties, the Well shall be drilled by Mobil to a depth of 12,000' TVD and not deeper. (Notwithstanding the foregoing, if no gravel pack flow test will be conducted, EPO may direct that the Well be drilled deeper in accordance with Step 5 of the Well Plan.)

     Upon reaching Total Depth, Mobil shall conduct logging, coring and testing operations (other than a gravel pack flow test) in accordance with the Well Plan and the WOA. After all

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logging, coring and testing operations have been completed, the GB 387 #3 Well shall be cased to Total Depth, in accordance with Step 5 of the Well Plan.

     If prior to reaching Total Depth, the GB 387 #3 Well encounters horizon(s) which qualify the well as producible in paying quantities in accordance with 30 CFR 250.11 ("Producible Well"), after running casing in the hole Mobil may conduct a gravel pack flow test of the potentially productive zones. If a gravel pack flow test is conducted, the Parties shall not conduct deeper drilling operations in the Well.

     Mobil shall bear sixty percent (60%) and EPO shall bear forty percent (40%) of all cost, risk and expense to reach Total Depth including, but not limited to, the cost to drill, log, test (including gravel pack flow test), core and set 7" or 9 5/8ths" casing to Total Depth and the cost to temporarily suspend operations on the Well. Mobil shall pay sixty percent (60%) and EPO shall pay forty percent (40%) of all sidetracking costs conducted pursuant to the Well Plan or otherwise mutually agreed upon by the Parties. EPO shall be credited with all hydrocarbons produced during the gravel pack flow test, if any, and forty percent (40%) of the net proceeds from the sale of the produced hydrocarbons shall be subtracted from the Work Commitment (as hereinafter defined).

     If operations are proposed to be conducted that have not been agreed upon in the Well Plan, and the non-proposing Party elects to participate, Mobil shall bear sixty percent (60%) and EPO shall bear forty percent (40%) of the cost of such operations. If the non-proposing Party elects not to participate in such operation, the proposing party may conduct such operation at its sole cost, risk and expense ("Sole Risk Operation") subject to the terms provided hereunder in the section titled "Work Commitment". Any well information acquired as a result of a Sole Risk Operation shall be disclosed to the non-participating Party at the time of its acquisition. Sole Risk Operations do not include the option of deepening the well beyond Total Depth other than to extend the depth at which intermediate casing may be set in preparation for deepening as described in Step 5 of the Well Plan.

     If upon reaching Total Depth the GB 387 #3 Well does not qualify as a Producible Well, operations shall be temporarily suspended so that the well may be re-entered and deepened at a later date or the Well shall be plugged and abandoned, at EPO's option. The rig shall be released after temporary suspension operations have been completed or upon plugging and abandonment, whichever is applicable. After March 1, 1995, EPO shall have the right to propose to Mobil deepening the Well ("Deepening"). The Deepening shall be required to be commenced on or before December 31, 1995. If Mobil elects to participate in the Production System as described in Phase Two below, Mobil may elect to participate or not participate in such Deepening pursuant to the Unit Operating Agreement (as hereinafter defined). In either case, Mobil shall pay 100% of the cost to mobilize and demobilize the rig that conducts the Deepening operations up to a total cost of $500,000. This cost shall not be credited against Mobil's Work Commitment.

                                 III.  SUBSTITUTE WELL

     If prior to the completion of the operations described above for the GB 387 #3 Well, Mobil encounters downhole mechanical conditions, which in the opinion of a reasonably prudent operator under the same or similar conditions would render further drilling or other operations impracticable or hazardous, and such conditions prevent the completion of the operations described above, Mobil shall commence a "Substitute Well". The actual drilling of the Substitute Well shall be commenced within thirty (30) days after release of the drilling rig used for the GB 387 #3 Well subject to rig availability. The Substitute Well shall be drilled, tested and temporarily suspended on the same terms as are provided for herein for the GB 387 #3 Well. The Substitute Well shall be deemed to be the GB 387 #3 Well for purposes of this Agreement.

     If Mobil encounters impenetrable substances or other geologic conditions, which in the opinion of a reasonably prudent operator under the same or similar conditions would render further drilling or other operations impracticable or hazardous, and such conditions prevent the completion of the operations described above, Mobil shall be released from the obligation to drill the GB 387 #3 Well, however, Mobil shall forfeit the opportunity to participate in Phase Two as described herein. Mobil shall remain obligated to perform in accordance with the other terms and conditions set forth herein.


                     IV.  PROJECT COORDINATOR AND STAFFING
Project Coordinator and Mobil Observer(s)
- -----------------------------------------

     During Phase One, EPO will assist Mobil in its assessment of the Garden Banks 388 Project. EPO shall provide sufficient office space at its Houston Project Office to accommodate an individual to be designated Mobil's Project Coordinator ("Project Coordinator") and, as available, additional office space for other Mobil employees ("Mobil Observer(s)"). EPO shall provide basic office furniture and a telephone for the Project Coordinator and each Mobil Observer assigned to the Project. Mobil shall be responsible for providing any other equipment required, including computers. Access to copying facilities shall be provided. EPO shall not be required to provide secretarial support. The Project Coordinator and Mobil Observer(s) shall have access to the Project Office during normal business hours and at such other times as may be necessary due to the occurrence of critical events.

     The Mobil Observer(s) shall have reasonable access to members of EPO's project staff in order to observe and evaluate the progress of operations. Both EPO and Mobil shall encourage the free flow of information between the project staff and the Project Coordinator. The Project Coordinator may participate in meetings in which key decisions regarding the Project are discussed and the Project Coordinator may contribute information and opinions in such meetings, however, decision making shall be the sole responsibility of EPO's project staff. The Project Coordinator may attend meetings between representatives of EPO and the MMS or other regulatory agencies as an observer. Any questions regarding access, responsibilities or decision making shall be brought to the attention of, and resolved by, EPO's Project Director in consultation with the Project Coordinator.

     Mobil shall have reasonable access during normal business hours to records relating to the Unit in EPO's possession in Houston and Dallas, including contract files, lease files, well files and financing documents. Insofar as EPO has the ability to do so, EPO shall assist Mobil in acquiring access during normal business hours to facilities where the components of the Production System are being fabricated. EPO shall provide Mobil a monthly report regarding commitments, expenditures, and estimated final costs of the Units of Leased Property funded under the Master Lease Financing (as hereinafter defined) and other development cost authorizations.

     Other than the cost of office space, furniture and telephone service described above, Mobil shall bear one hundred percent (100%) of the cost of the Project Coordinator's and the Mobil Observer(s)' evaluation of the Project and all access to the facilities of EPO, its contractors or vendors shall be at Mobil's sole cost, risk and expense. Mobil's costs shall not be deducted from the Work Commitment.

Seconded Staff
- --------------

     Mobil shall be invited by EPO to participate in remaining engineering or operational activities where Mobil can add value to the project in either Phase One or Phase Two. This may occur in circumstances where Mobil employee(s) have particular expertise in an area. If Mobil employee(s) are assigned to EPO's project staff as technical employees of the Project, EPO and Mobil shall enter into a contract for the services of such employee(s) prior to such employee(s)' dedication to the Project ("Contract"). Prior to making the Participation Election, Mobil shall periodically invoice EPO for sixty percent (60%) of the reasonable salaries, benefits and expenses of such employee(s). If Mobil makes the Participation Election, the reasonable salaries, benefits, and expenses of such employee(s) shall be charged to the joint account pursuant to the Unit Operating Agreement (as hereinafter defined). If Mobil fails to make the Participation Election, Mobil shall invoice EPO for 100% of all reasonable salaries, benefits, and expenses of such employee(s) under contract. Such employee(s) shall remain dedicated to the Project through completion of the Project Plan unless otherwise provided in the Contract.


                                   PHASE TWO
                                   ---------

     The obligations of the Parties to participate in Phase Two are contingent upon the Participation Election of Mobil.

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                          V.  PARTICIPATION ELECTION

     On or before March 1, 1995, Mobil may elect either to participate for a forty percent (40%) interest in the design, construction and installation of the Production System or to withdraw from the project. Such election shall be made in writing in accordance with the notice provisions contained herein. A failure timely to make the required election shall be deemed an election not to participate. Such election is contingent upon the receipt of approval by the requisite level(s) of Mobil's management, none of which shall have any obligation to be reasonable or not be arbitrary, and upon resolution to Mobil's satisfaction of all outstanding issues concerning EPO's and/or Mobil's financing of the Production System ("Participation Election").

     If Mobil fails to make the Participation Election, Mobil shall earn no interest in the GB 387 #3 Well, the Leases, the Production System or the Unit. Mobil shall bear no additional costs other than costs associated with its assumption of the cost, risk and expense of the operations in which it participated and Mobil shall not be obligated for any future GB 387 #3 Well abandonment and plugging costs (other than the mobilization and demobilization costs associated with Deepening operations described above) that are incurred after March 1, 1995.

     If Mobil makes the Participation Election, EPO shall deliver to Mobil an accounting for Mobil's forty percent (40%) of the costs incurred as of the last day of the month prior to the date of the Participation Election in designing, constructing and installing the Production System. The costs that shall be included in the accounting are the costs EPO incurs that are funded pursuant to the Master Lease Financing plus any other costs that are directly attributable to the design, construction or installation of the Production System including the cost of EPO's project office and project management. If Mobil elects to participate in the Master Lease Financing, the accounting shall establish the amount of Mobil's obligation to the Banks (as hereinafter defined) through the closing date of the accounting. If Mobil elects not to participate in the Master Lease Financing, the accounting shall serve as an invoice to Mobil that shall be payable by Mobil to the Banks within thirty (30) days after its receipt. The Banks shall be instructed by EPO and Mobil to apply Mobil's payment at the next interest payment date to the outstanding principal balance under the Master Lease Financing. Regardless of whether Mobil elects to participate in the Master Lease Financing, if the cost of the Production System exceeds the amount funded pursuant to the Master Lease Financing, Mobil shall pay forty percent (40%) of such costs to EPO at the time of its Participation Election. Thereafter, Mobil shall pay to EPO as Operator, its proportionate share of current joint interest billing obligations pursuant to the UOA.


                          VI.  MASTER LEASE FINANCING

     EPO, the Garden Banks Trust and Chase Manhattan Bank, N.A. have entered into a Master Lease Agreement and a Funding Agreement, each of which is dated effective September 30, 1992. The Master Lease Agreement and Funding Agreement are collectively referred to

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herein as the Master Lease Financing.  The defined term Master Lease Financing includes the various associated contracts which establish the lease structure and which are referred to in the Master Lease Agreement and Funding Agreement. A copy has been provided to Mobil prior to execution of this Agreement.

     Pursuant to the Master Lease Financing, a syndicate of banks ("Banks") has agreed to purchase certain Notes and Certificates in the amount of $235,000,000. The proceeds from the sale of the Notes and Certificates are being used to fund the design, construction and installation of the Production System. Pursuant to the Master Lease Financing, the Garden Banks Trust is the owner of the Production System. The Garden Banks Trust, as Lessor, has leased the Production System to EPO. EPO has the right to quiet enjoyment of the Production System during the term of the Master Lease Financing. The Master Lease Financing establishes the Chase Manhattan Bank, N.A. as the Agent of the Garden Banks Trust for the purposes of managing the financing transaction.

     If Mobil elects to participate in the Production System, Mobil may participate in the Master Lease Financing with EPO to the extent of its forty percent (40%) interest as a co-lessee pursuant to Section 21 of the Master Lease. An election by Mobil to participate as a co-lessee shall be subject to approval by the Banks. Mobil shall provide notice to EPO of its desire to participate in the financing no later than the date upon which it makes its Participation Election.

     Alternatively, Mobil may elect to internally fund or otherwise finance its share of the Production System costs outside of the Master Lease Financing in which case Mobil may require, subject to approval by the Banks, a collateral sharing agreement with the Banks and/or other financial institutions, along the lines of the indicative Term Sheet "B" submitted by Chase Manhattan Bank, N.A. on June 30, 1994, as attached hereto as Exhibit "J". EPO shall, if requested by Mobil, explore other financing options with Mobil, including a co-lessor option which may also require a collateral sharing agreement with the Banks and/or other financial institutions. All costs and expenses incurred by EPO in terminating the Master Lease Financing (unless the Master Lease Financing is terminated in order to arrange mutually acceptable financing, in which case such termination costs shall be paid sixty (60%) by EPO and forty percent (40%) by Mobil) and in negotiating and entering into alternatives to the Master Lease Financing structure shall be borne one hundred percent (100%) by Mobil and shall not be credited against the Work Commitment except that Mobil shall not be responsible for any prepayment penalties which relate to any termination or paydown of the Master Lease Financing, in whole or in part, except those costs related to yield maintenance.

     IF EITHER PARTY DEFAULTS OR CAUSES A DEFAULT UNDER THE MASTER LEASE FINANCING OR ANY OTHER FINANCING PROGRAM FOR THE PRODUCTION SYSTEM, THE DEFAULTING PARTY, ITS GENERAL PARTNER, PARENT AND\OR SUBSIDIARIES SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD THE NON-DEFAULTING PARTY HARMLESS FROM ANY AND ALL DEMANDS, CLAIMS, CAUSES OF ACTION, OR LAWSUITS ARISING FROM THE DEFAULTING PARTY'S PERFORMANCE OR NON-PERFORMANCE OF ITS

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OBLIGATIONS HEREUNDER, OR ARISING FROM THE DEFAULTING PARTY'S FAILURE TO COMPLY
WITH ANY EXPRESS OR IMPLIED COVENANT OF THE FINANCING DOCUMENTS, OR ARISING OUT OF ACTS OF THE DEFAULTING PARTY WHICH CAUSE THE LENDING INSTITUTION IN THE AFFECTED FINANCING PROGRAM TO EXERCISE ITS REMEDIES UNDER SUCH FINANCING PROGRAM, AND THE DEFAULTING PARTY SHALL PAY ALL OF THE NON-DEFAULTING PARTY'S EXPENSES AND ATTORNEY'S FEES IF THE DEFAULTING PARTY FAILS TO DEFEND OR IF IT IS NECESSARY TO BRING SUIT TO ENFORCE THIS INDEMNITY PROVISION.


                               VII.  ASSIGNMENT

     If Mobil makes the Participation Election and otherwise fulfills its obligations pursuant to this Agreement, within 30 days following payment by Mobil of its share of project costs as described in the preceding sections, EPO shall assign to Mobil an undivided forty percent (40%) interest in: (1) the GB 387 #3 Well; and, (2) all existing Wells and Equipment on the Unit; and, (3) the Garden Banks 388 Unit; and, (4) an undivided forty percent (40%) record title interest in the Leases; and, (5) an undivided forty percent (40%) of EPO's interest in any additional leases added to the Unit prior to Mobil's Participation Election (collectively "Assigned Premises"). (If Mobil owns an interest in leases added to the Unit prior to Mobil's Participation Election, the assignment from EPO shall be reduced so that the resulting ownership ratio shall be sixty percent (60%) EPO and forty percent (40%) Mobil). Mobil shall bear its proportionate share of an outstanding 2.59489% of 8/8ths overriding royalty burdening the Leases in favor of EPO's predecessors in title and its proportionate share of any overriding royalties or other burdens created by EPO's predecessors in title to leases assigned to Mobil that lie outside the Unit.

     The Assignment and Bill of Sale which shall convey title to the Assigned Premises, both real and personal, moveable and immoveable, to Mobil shall be substantially in the form of Exhibit "G". Upon execution, it shall be recorded by EPO in the three upland parishes that are adjacent to the Unit and it shall be filed by EPO with the Minerals Management Service of the U.S. Department of the Interior.


                            VIII.  WORK COMMITMENT

     If Mobil elects to participate by making the Participation Election, Mobil shall perform a $25,000,000 work commitment in favor of EPO ("Work Commitment").

     At the time of its Participation Election, Mobil shall have paid one hundred percent (100%) of the cost of EPO's License to the data from the Seismic Survey, one hundred percent (100%) of the Early Processing fee, one hundred percent (100%) of the Seismic Short Lines and sixty percent (60%) of the costs of the GB 387 #3 Well, and Mobil may have undertaken other operations including drilling, testing and temporarily suspending a Substitute Well. A total of $1,083,000 for EPO's License, the Early Processing fee, and Seismic Short Line cost, plus all other actual costs of operations attributable to the Project in excess of Mobil's forty percent (40%) interest in the Garden Banks 388 Project shall be credited against the Work Commitment. The Work Commitment shall be increased by the amount of all costs of operations including the drilling, testing, and completion of wells on the Unit, and lease acquisition costs, borne by EPO after the spud date of the GB 387 #3 Well, insofar as such costs exceed EPO's sixty percent (60%) interest in the project. (Notwithstanding the foregoing, seven subsea spool tree assemblies and three satellite well flow spools and their associated connector systems may be acquired by EPO for future well completions on the Unit prior to the spud date of the GB 387 #3 Well. These items are not currently included in the Master Lease Financing. At the time of its Participation Election, EPO shall invoice Mobil for one hundred percent (100%) of the cost of this completion equipment. Mobil shall make payment to EPO within 30 days of receipt of said invoice. Upon payment, Mobil's Work Commitment shall be credited with sixty percent (60%) of
such payment.   No payment by Mobil will be due for this equipment if Mobil does not elect to participate.) After March 1, 1995, Mobil shall pay one hundred percent (100%) of the cost to drill and complete new wells and the cost to complete existing wells. Sixty percent (60%) of such expenditures shall be credited against the Work Commitment. When the Work Commitment is reduced to zero, Mobil shall be obligated to bear only its proportionate share of future costs pursuant to the Unit Operating Agreement.

     If a Sole Risk Operation is conducted by Mobil in the GB 387 #3 Well and Mobil makes the Participation Election, the Work Commitment shall be reduced by sixty percent (60%) of the cost of the Sole Risk Operation. If a Sole Risk Operation is conducted by EPO in the GB 387 #3 Well and Mobil makes the Participation Election, the Work Commitment shall be increased by forty percent (40%) of the cost of the Sole Risk Operation.

     Within fifteen (15) business days after the close of each quarter, beginning April 1, 1995, EPO will provide a status accounting of the remaining Work Commitment balance owed by Mobil to EPO as of the close of the quarter. Included in the status report will be the opening balance owed to EPO as of the last report, a summary list of credits or debits to the Work Commitment and the current balance owed as of the closing date of the report.

     If on July 1, 1997, Mobil has not completed its Work Commitment, it shall on that date pay the outstanding balance to EPO in cash. After such a payment, Mobil shall be obligated to bear only its proportionate share of costs pursuant to the UOA.


                         IX.  UNIT OPERATING AGREEMENT

     After execution of this Agreement, the Parties shall enter into negotiations regarding the contents of a Unit Operating Agreement ("UOA") that will govern operations conducted on the Garden Banks 388 Unit if, and when, Mobil makes the Participation Election. EPO shall be designated Operator under the UOA.

                              X.  UNIT AGREEMENT

     The Minerals Management Service of the United States Department of the Interior has approved formation of the Garden Banks 388 Unit. Such approval was effective January 1, 1991, and assigned Unit Agreement No. 754391006. Upon receipt of the Assignments provided for herein, Mobil shall execute and deliver to the MMS a ratification of the Unit Agreement for the Garden Banks 388 Unit and a Designation of Operator form designating EPO as Operator of the Unit.


                              GENERAL PROVISIONS
                              ------------------


                        XI. RELATIONSHIP OF THE PARTIES

     This Agreement does not create, and shall not be construed as creating, a partnership, association for profit, joint venture, or fiduciary relationship of any kind or character between the parties hereto. Notwithstanding the foregoing, EPO and Mobil agree that a tax partnership is created pursuant to this Agreement and that such tax partnership shall be governed by the Tax Partnership Agreement attached hereto as Exhibit "H". EPO and Mobil shall elect not to be excluded from the application of all or any part of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, or similar provisions of applicable state laws.

     Prior to the Participation Election, Mobil shall not own an interest in the Leases, Unit, existing Wells and Equipment, the Production System, the GB 387 #3 Well or the oil and gas reserves associated with the Leases and Mobil shall not bear the cost, risk, expense or liability associated with ownership or operations conducted on the Leases or Unit by EPO, other than those operations described in Articles I., II., III. and IV. herein. EPO hereby agrees to protect, indemnify and hold Mobil harmless from any and all demands, claims, causes of actions or lawsuits arising from EPO's activities prior to Mobil's Participation Election except that prior to Mobil's Participation Election and subject to the limitations on liability contained in the WOA, Mobil shall bear that portion of the cost, risk, expense and liability associated with each operation conducted on the GB 387 #3 Well in proportion to the percentage cost assumed by Mobil for that operation. Mobil's Project Coordinator and the Mobil Observer(s) shall at all times remain Mobil employees and the costs of such employees shall not be charged to the Project.

     NOTWITHSTANDING THE FOREGOING, BOTH BEFORE AND AFTER ITS PARTICIPATION ELECTION, MOBIL SHALL BEAR ALL COST, RISK, EXPENSE AND LIABILITY ASSOCIATED WITH ITS INSPECTION OR OBSERVATION OF OPERATIONS, OR ASSOCIATED WITH THE PARTICIPATION IN OPERATIONS BY MOBIL, ITS EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES EXCEPT THOSE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT OF EPO, ITS GENERAL PARTNER, PARENT AND/OR SUBSIDIARIES. MOBIL SHALL BEAR ALL COST, RISK, EXPENSE AND LIABILITY ASSOCIATED WITH THE ACTIVITIES OF MOBIL, ITS EMPLOYEES, AGENTS, CONTRACTORS AND INVITEES WHILE SUCH PERSONS ARE IN TRANSIT TO OR FROM PROJECT FACILITIES OR WHILE SUCH PERSONS ARE ON SITE AT PROJECT FACILITIES EXCEPT THOSE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EPO, ITS GENERAL PARTNER, PARENT AND/OR SUBSIDIARIES. MOBIL SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD EPO HARMLESS FROM ANY AND ALL DEMANDS, CLAIMS, CAUSES OF ACTION, OR LAWSUITS ARISING FROM THE ACTIVITIES OF MOBIL'S EMPLOYEES DESCRIBED IN THIS SECTION EXCEPT THOSE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EPO, ITS GENERAL PARTNER, PARENT AND/OR SUBSIDIARIES. MOBIL SHALL PAY EPO'S EXPENSES AND ATTORNEY'S FEES IF MOBIL FAILS TO DEFEND OR IF IT IS NECESSARY TO BRING SUIT TO ENFORCE THIS INDEMNITY PROVISION AGAINST MOBIL. EPO SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD MOBIL HARMLESS FROM ANY AND ALL DEMANDS, CLAIMS, CAUSES OF ACTION OR LAWSUITS ASSOCIATED WITH MOBIL'S INSPECTION OR OBSERVATION OF OPERATIONS OR ASSOCIATED WITH THE PARTICIPATION IN OPERATIONS BY MOBIL, ITS EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EPO. EPO SHALL PAY MOBIL'S EXPENSES AND ATTORNEY'S FEES IF EPO FAILS TO DEFEND OR IF IT IS NECESSARY TO BRING SUIT TO ENFORCE THIS INDEMNITY PROVISION AGAINST EPO.


                     XII.  REPRESENTATIONS AND WARRANTIES
                     ------------------------------------

Representations and Warranties of EPO
- -------------------------------------

     EPO represents and warrants to Mobil that, as of the Effective Date of this
Agreement:

     (a) EPO is a limited partnership validly existing and in good standing under the laws of the State of Texas with the power and authority to own property and assets and to carry on its business as now being conducted. EPO is authorized to do business in the states of Texas and Louisiana and on the Outer Continental Shelf, Gulf of Mexico.

     (b) EPO has the power and authority to execute and deliver this Agreement and to perform as contemplated hereunder. This Agreement constitutes the valid and binding obligation of EPO, enforceable against it in accordance with the terms hereof, and no other act, approval, or proceeding on the part of EPO or the holders of any class of capital stock or any other parties is required to authorize the execution and delivery of this Agreement by EPO or the performance by EPO as contemplated hereunder.

     (c) This Agreement, and the execution and delivery hereof by EPO, do not, and the consummation of the transaction contemplated hereunder will not, violate any provision of, or constitute a default under the partnership agreement establishing EP Operating Limited Partnership as a Limited Partnership or any law or regulation to which EPO is subject, or any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree to which EPO is a party or by which EPO or any of its assets or properties is bound. Enserch Exploration, Inc. is the Managing General Partner of EP Operating Limited Partnership.

     (d) EPO has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated hereunder for which EPO or Mobil shall have any responsibility whatsoever.

     (e) EPO has the right to assign the Assigned Premises on and from the date of this Agreement. All requisite third party consents and approvals, including, without limitation, any preferential rights of purchase, any restrictions on sale, assignment, or transfer of the Assigned Premises, and any necessary governmental consents or approvals (except those governmental consents or approvals customarily obtained after an Assignment is made) have been secured by EPO.

     (f) To the best of EPO's knowledge, information and belief, EPO has conducted its ownership of the Assigned Premises in compliance with all applicable federal, state, or local laws, codes or ordinances, rules and regulations, including those relating to the protection of the environment and in compliance with all material contracts, leases and permits.

     (g) To the best of EPO's knowledge, information and belief, there are no pending claims, lawsuits, administrative proceedings, or governmental investigations or inquiries involving the Assigned Premises, including notices of violation from the EPA, and/or state and local environmental agencies except those claims, lawsuits, administrative proceedings, and governmental investigations and inquiries that EPO has disclosed to Mobil in writing which are listed in the Exhibits hereto.

     (h) If EPO assigns the Assigned Premises to Mobil, such Assignment shall be free and clear of any mortgage, pledge, lien, or encumbrance (except lessor's royalty), except as may be disclosed in this Agreement.

     (i) Other than as may be disclosed in this Agreement, there exists no material contract or agreement to which EPO is a party relating to oil and/or gas production from any part of the Assigned Premises in which any third party is granted a call on EPO's interest in oil and/or gas production or the right to purchase such oil and/or gas for a period in excess of thirty (30) days. EPO has contracts in place with Sea Robin Pipeline Company to transport gas produced from the Unit.

     (j) To the best of EPO's knowledge, information and belief, no "Adverse Environmental Condition" exists with respect to the Assigned Premises except those disclosed in the Exhibits hereto. For purposes of the agreement, an "Adverse Environmental Condition" is defined as any contamination or condition that is the result of any discharge, release, disposal, production, storage or treatment on or in the Assigned Premises or from the Assigned Premises or migration to or from the Assigned Premises to any other land or body of water, wherever located prior to the Effective Date of any wastes, pollutants, contaminants, hazardous materials or other materials or substances and that is subject to regulation under present laws in effect as of the Effective Date relating to the protection of the environment.

Representations and Warranties of Mobil
- ----------------------------------------

     Mobil represents and warrants to EPO as of the Effective Date of this
Agreement:

     (a) Mobil is a corporation validly existing and in good standing under the laws of the State of Delaware to carry on its business as now being conducted. Mobil is authorized to do business in the states of Texas and Louisiana and on the Outer Continental Shelf, Gulf of Mexico.

     (b) Mobil has the corporate power and authority to execute and deliver this Agreement and to perform as contemplated hereunder. This Agreement constitutes the valid and binding obligation of Mobil, enforceable against it in accordance with the terms hereof.

     (c) This Agreement, and the execution and delivery hereof by Mobil, do not, and the consummation of the transaction contemplated hereunder will not, violate any provision of, or constitute a default under, the charter or by-laws of Mobil or any law or regulation to which Mobil is subject, or any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree to which Mobil is a party or by which Mobil or any of its assets or properties is bound.

     (d) Mobil has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the exchange contemplated hereunder for which EPO shall have any responsibility whatsoever.

     (e) Mobil is qualified by the MMS as an operator on the Outer Continental Shelf, Gulf of Mexico.


                             XIII.  MISCELLANEOUS

     Mobil and EPO make the following additional agreements:

     (a) All notices and communications required or permitted under this Agreement shall be in writing. Any communication hereunder shall be effective as of the date of receipt and be deemed to have been duly made if actually delivered, transmitted by telecopier, or mailed, postage prepaid, to the following:

               If to EPO:

                                Mr. C. R. Erwin
                               Regional Director
                       EP Operating Limited Partnership
                      4849 Greenville Avenue, Suite 1200
                             Dallas, Texas  75206
                          Telephone:  (214) 987-7780
                          Facsimile:  (214) 987-7815


               If to Mobil:

                              Mr. J. D. McFadden
                          Cooper Project Coordinator
                    Mobil Producing Texas & New Mexico Inc.
                              1250 Poydras Bldg.
                            New Orleans, LA  70113
                          Telephone:  (504) 566-5942
                          Facsimile:  (504) 566-5286

     (b) Except as otherwise provided herein, this Agreement (including Exhibits) constitutes the entire understanding between the Parties and supersedes all negotiations, prior discussions, prior agreements, and understandings relating thereto.

     (c) This Agreement may not be amended, nor may any rights hereunder be waived, except by an instrument in writing signed by the Party to be charged with such amendment or waiver.

     (d) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Neither Mobil nor EPO may assign any of its rights under this Agreement except with the prior written consent of the other party.

     (e) The headings contained herein are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or conditions of this Agreement.

     (f) THE PROVISIONS OF THIS AGREEMENT AND THEIR PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF LOUISIANA, EXCEPT TO THE EXTENT THAT FEDERAL MARITIME LAW APPLIES.

     (g) References made in this Agreement, including uses of pronouns, shall be deemed to include, unless the context clearly requires otherwise masculine and feminine, singular and plural, and individuals, partnerships and corporations.

     (h) Mobil and EPO agree to execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered any instrument, or take any action necessary or appropriate to effectuate the terms of this Agreement or any Exhibit, instrument, certificate, or other document delivered pursuant hereto.

     (i) The Parties have executed that certain Confidentiality Agreement dated December 2, 1993, regarding the Garden Banks 388 Unit ("Confidentiality Agreement"), a copy of which is attached hereto as Exhibit "I". The Parties hereby ratify and confirm the Confidentiality Agreement which shall continue in full force and effect until superseded by a revised confidentiality and technology provision in the UOA. The definition of Confidential Information contained in Section 1. thereof is hereby amended to include proprietary Production System engineering design and application information owned by EPO and disclosed to Mobil.

     (j) For a period of two years after the termination date of this Agreement, each Party shall have the right to audit, at its expense, the books and records of the other Party which relate to the activities under this Agreement for which a Party has incurred costs and to make and retain copies thereof for audit purposes. If either Party exercises such right, such Party shall give the other Party reasonable notice of the time and scope of the audit, and the other Party shall cooperate with such Party's representatives in the conduct of any such audit. Audit reports shall be issued within ninety (90) days after the end of field work. Both Parties shall exercise their best efforts to resolve differences within ninety (90) days after the issuance of an audit report.

     (k) THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. SPECIFICALLY, EACH PARTY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, TO THE OTHER WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE IN CONNECTION WITH THE PROPERTIES WHICH ARE THE SUBJECT HEREOF OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTIONS OF OIL AND GAS LEASES, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, EXPLORATORY OR DEVELOPMENT DRILLING OPPORTUNITIES, DECLINE RATES, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATERIALS CONTAINED IN ANY OTHER MATERIAL FURNISHED IN CONNECTION WITH THIS TRANSACTION. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY EPO IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT THE RECIPIENT'S SOLE RISK. WITHOUT LIMITING THE GENERALITY OF THIS PARAGRAPH, EPO EXPRESSLY DISCLAIMS AND NEGATES AS TO ANY PERSONAL PROPERTY, FIXTURES, IMPROVEMENTS AND APPURTENANCES SUBJECT TO THIS AGREEMENT (INCLUDING ALL WELLS) (1) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY,
          (2) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (3) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLE OF MATERIALS. Mobil expressly agrees that title to such personal property, fixtures, improvements and appurtenances will be accepted "AS IS", "WHERE IS", "WITH ALL FAULTS", and in its then present condition and state of repair.

     (l) The rights and obligations under this Agreement are personal and may not be assigned by Mobil, in whole or in part, without first obtaining EPO's written consent.

     (m) Each of the Parties hereto participated fully in the negotiation and preparation of this Agreement and the Parties agree that in the event of an ambiguity, this Agreement shall not be construed in favor of or against either EPO or Mobil, but shall be construed as if the language were mutually drafted by both Parties.

     (n) Each of the exhibits attached hereto is hereby incorporated by reference in this Agreement and each is made a part hereof for all purposes.

     (o) If any portion of this Agreement is held to be unenforceable or otherwise in conflict with applicable law, the remainder of the document shall be given effect and shall be fully enforceable without reference to the offending portions.

     (p) Each Party hereby waives any and all rights to partition and any and all rights to have set aside to it in severalty its respective interest in the Leases, Unit, Wells and Equipment, and Production System that shall result if, and when, Mobil makes the Participation Election.


                             XIV.  PRESS RELEASES

     Upon execution of this Agreement, EPO shall prepare a joint press release announcing the transaction described herein. The press release shall be required to be approved by Mobil prior to its release. EPO shall not identify Mobil as a Party to the media until the press release has been announced by both parties.

     After the press release is announced, EPO may from time to time issue such other press releases, information and photographs as operator of the Unit as it may, in its sole discretion, deem proper. Any press release that mentions Mobil shall be required to be approved by Mobil prior to its release. If Mobil does not approve the proposed form of the press release, the name of Mobil shall be removed from the document prior to its release. Prior to the Participation Election, Mobil shall not be permitted to issue press releases regarding the Project without the prior written approval of EPO.


                              XV.  EFFECTIVE DATE

     The Effective Date of this Participation Agreement shall be June 15, 1994.


                                  XVI.  TERM

     This Agreement shall remain effective until Mobil fails to make the Participation Election or, if Mobil elects to participate by making the Participation Election, until the Work Commitment of Mobil is completed. If Mobil exercises its Participation Election, all operations in the Unit will be governed by the UOA. If while both this Agreement and the UOA are in effect there is a conflict between this Agreement and the UOA, the terms of this Agreement shall prevail. The obligations of the Parties incurred during the term of this Agreement shall survive termination.

                                 XVII.  EXECUTION

     If this Agreement is not duly executed by Mobil and returned to EPO within fifteen (15) days from the date hereof, this Agreement, at EPO's option, shall then and thereupon be null and void and of no effect.

     The terms, covenants, and conditions hereof shall be deemed to be covenants running with the Leases and the Unit, and as such, shall extend to, bind, and inure to the benefit of the Parties hereto, their successors, and assigns.


     EXECUTED ON THIS THE 7th DAY OF JULY 1994, but effective for all purposes as of the Effective Date.



WITNESSES:                       EP OPERATING LIMITED PARTNERSHIP
                                 By Enserch Exploration, Inc.,
/s/ R. L. Kincheloe              Managing General Partner

/s/ Richard D. Stewart

                                 By:  /s/ Gary J. Junco
                                      Gary J. Junco
                                      President



ACCEPTED AND AGREED TO THIS 7th DAY OF JULY, 1994.



WITNESSES:
                                 MOBIL PRODUCING TEXAS &
                                 NEW MEXICO INC.
/s/ W. A. Marko
                                 By:  /s/ H. C. Kelly, Jr.
/s/ Teresa LeBlanc                    H. C. Kelly, Jr.
                                      Area Producing Manager

STATE OF TEXAS                  (S)
                                (S)
COUNTY OF DALLAS                (S)

     BEFORE ME, the undersigned authority, on this day personally appeared Gary
J. JUNCO, to me personally known, who, being duly sworn, did depose and say:

     That he is President of ENSERCH EXPLORATION, INC., a Delaware corporation, and that the instrument was signed in behalf of the corporation by authority of its Board of Directors, as Managing General Partner of EP OPERATING LIMITED PARTNERSHIP, and that GARY J. JUNCO acknowledged the instrument to be the free act and deed of the corporation, as Managing General Partner of EP OPERATING LIMITED PARTNERSHIP.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 7th day of July, 1994.

My commission expires:

[STAMP]                                       /s/ Debra K. Evans
                                              Notary Public



STATE OF                        (S)
                                (S)
PARISH OF                       (S)

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
H. C. Kelly, Jr., to me personally known, who, being by me duly sworn did say that he is the Area Producing Manager of MOBIL PRODUCING TEXAS & NEW MEXICO INC., and that the instrument was signed in behalf of the corporation by authority of its Board of Directors and that H. C. Kelly, Jr. acknowledged the instrument to be the free act and deed of the corporation.

     SWORN to and subscribed before me, this 7th day of July, 1994.

My Commission Expires:


[STAMP]                                       /s/ Debra K. Evans
                                              Notary Public

                                  EXHIBIT "A"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.


Schedule of Oil and Gas Leases
- ------------------------------

1.  Garden Banks 344
    ML OL 83
    MMS Serial No.:  OCS-G 8232
    Effective date of lease:  October 1, 1985
    Lessor:  United States of America
    Lessee:  Placid Oil Company, et al.
    Legal Description:
    Block 344, Garden Banks Area, OCS Official Protraction Diagram, NG 15-2, containing approximately 5,760 acres.


2.  Garden Banks 386
    ML OL 109
    MMS Serial No.:  OCS-G 10350
    Effective date of lease:  October 1, 1988
    Lessor:  United States of America
    Lessee:  Exxon Corporation, et al.
    Legal Description:
    Block 386, Garden Banks Area, OCS Official Protraction Diagram, NG 15-2, containing approximately 5,760 acres.


3.  Garden Banks 387
    ML OL 76
    MMS Serial No.:  OCS-G 7485
    Effective date of lease:  October 1, 1984
    Lessor:  United States of America
    Lessee:  Placid Oil Company, et al.
    Legal Description:
    Block 387, Garden Banks Area, OCS Official Protraction Diagram, NG 15-2, containing approximately 5,760 acres.

- ------------------------------

4.  Garden Banks 388
    ML OL 77
    MMS Serial No.:  OCS-G 7486
    Effective date of lease:  October 1, 1984
    Lessor:  United States of America
    Lessee:  Placid Oil Company, et al.
    Legal Description:
    Block 388, Garden Banks Area, OCS Official Protraction Diagram, NG 15-2, containing approximately 5,760 acres.


Schedule of Contracts and Agreements
- ------------------------------------

Unit Agreement for Outer Continental Shelf Exploration, Development, and Production Operations On the Block 388 Unit, dated effective January 1, 1991, as approved by the Minerals Management Service and assigned Unit Agreement No. 754391006, wherein the parties to such agreement unitized all of their leasehold interests in the following oil and gas leases, in the Garden Banks Area, Block 344 (OCS-G 8232); Block 386 (OCS-G 10350); Block 387 (OCS-G 7485); Block 388
(OCS-G 7486).

                                  EXHIBIT "B"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.


Schedule of Wells and Equipment:
- -------------------------------

1.   OCS-G 7486 #1 Well (SHL and BHL in Block 388)

2.   OCS-G 8232 #1 Well (SHL in Block 388, BHL in Block 344)

3.   OCS-G 7486 #2 Well (SHL and BHL in Block 388)

4.   (P&A)  OCS-G 7485 #1 Well (SHL and BHL in Block 387)

5.   OH  OCS-G 7485 #2 Well (SHL in Block 388, BHL in Block 387)

6.   ST  OCS-G 7486 #3 Well (SHL and BHL in Block 388)

7.   All templates located on the seafloor of the Leases.

                                  EXHIBIT "C"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.



Project Plan:
- ------------

The following documents represent the Project Plan:

1. Garden Banks Field Development Study - Final Report, Phase I Concept Screening, dated June 8, 1990.

2. Garden Banks Field Development Study - Phase II - Task 1, Penrod 72 FPF Evaluation dated July 1990.

3.   Garden Banks Field Development Study - Phase III FPF Evaluation, November
     1991.

4. Garden Banks 388 Field Development Study - Phase IV - Alternative Candidate Vessels, dated June 1992.

5.   EPOC Garden Banks 388 Capital Development Estimate, dated August 12, 1992.

6. Organizational Plan for Garden Banks Block 388 Field Development prepared by EPO dated September 18, 1992.

7. Garden Banks Block 388 Field Development Description, prepared by EPO dated September 18, 1992.

8. Garden Banks 388 Cost Estimate for Export Pipeline by R. J. Brown and Associates, dated December 4, 1992.

9. Development Operations Coordination Document (DOCD) - Garden Banks Block 388 Unit, Offshore Louisiana, Updated.

10. Plan of Exploration (POE) - Garden Banks 387, Offshore Louisiana, original and revisions.

                                  EXHIBIT "D"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.



Schedule of Offsetting Blocks:
- -----------------------------

1. Block 342, Garden Banks Area, OCS Official Protraction Diagram, NG 15-2, containing approximately 5760 acres.

2. Block 343, Garden Banks Area, OCS Official Protraction Diagram, NG 15-2, containing approximately 5760 acres.

3. Block 345, Garden Banks Area, OCS Official protraction Diagram, NG 15-2, containing approximately 5760 acres.

4. Block 389, Garden Banks Area, OCS Official protraction Diagram, NG 15-2, containing approximately 5760 acres.

                                  EXHIBIT "E"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.



Seismic Contract:   [ SEE ATTACHED ]
- ----------------

                                  EXHIBIT "F"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.

                              Garden Banks 387 #3
                      Exhibit for Participation Agreement


General
The well will consist of an initial BHL in the 7,600 sand and a sidetrack to a BHL in the 11,200 Sand. A series of operations have been agreed to in each of the three intervals, the 7,600', 9,800' an 11,200' sands, and are described below.

                        GB 387 #3 Drilling Co-ordinates

==================================================================
                        FNL          FWL          SS
- ------------------------------------------------------------------
Surface Location        3,553'       2,821'       0
- ------------------------------------------------------------------
7,600'                  4,344'       1,060'       7,564
- ------------------------------------------------------------------
7,600' S/T              3,553'       2,821'       7,477'
- ------------------------------------------------------------------
9,800'                  3,727'       2,677'       9,315'
- ------------------------------------------------------------------
11,200'                 4,067'       2,395'       10,401'
- ------------------------------------------------------------------
PBHL                    4,569'       1,981'       12,000'
==================================================================

Four elections are designated during the well plan:
1.   Elect whether to install an 11 3/4" casing string or 9 5/8".
2.   Elect to install the production casing string.
3.   Elect the zone to be the Primary Completion.
4.   Elect whether to complete a second interval and flow test it.

All intervals will be evaluated with MWD and if found hydrocarbon bearing, formation evaluations with electric wire line logs will be performed.
Additional operations to obtain RFT pressure and fluid samples and SWC's will be designed based on the results of the electric logging.

Accommodations for two Enserch employees will be made available on the drilling rig at all times. Additional Enserch employees may be accommodated on the rig as space permits and, if space is not available, such additional employees may be present on the rig on a day trip basis.

Mobil will install a real time drilling data acquisition system at Enserch's office in Dallas, Texas for the duration of the drilling operations.

Fluid sample acquisition, transfer, transport and analysis will be performed using a Mobil prescribed procedure which is not elaborated in detail in this Exhibit.

The DST program details and durations will be defined as a result of the formation evaluation and the zone selection. The flow test(s) will not exceed a 10 day flow duration each.


Step 1 - 7,600' Sand
The well will be drilled vertically to a depth sufficient to set 13 3/8" casing. A deviated hole will be drilled to the 7,600' sand using a MWD tool assembly.

7,600' Sand Evaluation Program
The open hole formation interval will be evaluated with MWD and wire line formation tests to determine the reservoir pressure, pressure gradients and to obtain fluid samples. Side wall cores will be obtained. If wire line operations are not feasible, the evaluation tools may be run on drill pipe.

Electric logs will be run across the interval only if the MWD results indicate the presence of hydrocarbons and the hole conditions permit.

In the Event of the 7,600' Sand Being Non-productive
In the event the 7,600' sand is wet, Mobil shall have the option, in its sole discretion to cancel the evaluation program described in the previous paragraph. The well plan will continue with "Step 2".

In the event of the 7,600' sand being potentially productive the well plan will continue with "Step 2".


Step 2 - 7,600' Sand Side Track #1
The open hole section drilled in "Step 1" will be abandoned and the well side tracked to the 7,600' S/T location in a vertical hole. A MWD tool in a configuration which will provide the formation evaluation in close proximity to the bit will be used.

7,600' Sand S/T Evaluation Program
After determination that the 7,600' sand has been penetrated, a Baker Hydrolift coring assembly will be run and coring operations will commence until the base of 7,600' sand has been reached or on-site Mobil and Enserch experts determine that coring operations should be stopped.

An electric logging program will be run across the interval.

The 7,600' sand interval will be evaluated with wire line formation tests to determine the reservoir pressure, pressure gradients and to obtain fluid samples. Side wall cores will be obtained. If wire line operations are not feasible, the evaluation tools may be run on drill pipe.

In the Event of the 7,600' Sand Side Track Being Non-productive
In the event the MWD results obtained upon penetration of the 7,600' Sand indicate this interval to be wet, the coring operations will not be conducted. The 7,600' Sand electric logging program shall be conducted, unless the parties
mutually agree otherwise based on the MWD results.   The well plan will continue
with "Step 3".


Step 3 - Casing Program, 11 3/4" String Election
If after evaluation of the 7,600' Sand results, Mobil is unable to commit to a gravel pack flow test or if adverse hole conditions are present, Mobil shall set 11 3/4" casing at the proper depth. It is anticipated that if the 7,600' sand is productive and the pressure regimes are not excessive, the 11 3/4" casing string will not be installed and a 9 5/8" casing string will be installed at the proper depth.


Step 4 - 9,800' Sand & 11,200' Sand Drilling
The well will be drilled using the MWD assembly described in "Step 2" to the 9,800' and 11,200' sand locations. Conventional core samples will be obtained in each as described below.

9,800' and 11,200' Sand Evaluation Programs
As the MWD response indicates each sand is penetrated, three trips will be made with a Baker Hydrolift coring assembly using a thirty foot long core barrel with aluminum inner sleeve in each trip.

The MWD assembly will be used to drill through each interval.

An electric logging program will be run across each interval.

The intervals will be evaluated with wire line formation tests to determine the reservoir pressure, pressure gradients and to obtain fluid samples. Side wall cores will be obtained. If wire line operations are not feasible, the evaluation tools may be run on drill pipe.

In the Event of 9,800' or 11,200' Sand Being Non-productive
In the event that either sand is determined to be wet, the coring operations will not be conducted. The 9,800' and 11,200' Sand electric logging program shall be conducted unless the parties mutually agree otherwise based upon the MWD results. The well plan will continue with "Step 5".

Step 5 - Production Casing Election
Upon completion of evaluations in "Step 4", Mobil shall notify EPO whether it will conduct a gravel pack flow test of the 9,800' Sand or the 11,200' Sand. If 11 3/4" casing was set in Step #3 above and if Mobil will conduct any gravel pack flow test in the well, Mobil shall have the option, in its sole discretion, to run 9 5/8" casing or 7" production casing to Total Depth. If Mobil will not conduct any gravel pack flow test in the well, EPO shall have the option, in its sole discretion, to direct that Mobil run 9 5/8" casing, 7" casing or no casing to Total Depth. In addition, if no gravel pack flow test will be conducted, EPO may direct that Mobil continue drilling the well deeper until such time as the mud weight reaches 1/2 PPG less than the previous casing shoe test. The purpose of such deeper drilling shall be to extend the depth at which intermediate casing may be set in preparation for Deepening operations to be conducted at a later date. Such deeper drilling shall be conducted as a Sole Risk Operation for EPO. Mobil shall remain obligated for its share of casing costs to 12,000'.

Prior to setting casing, if hole conditions permit, 200' of "rat hole" will be drilled below the deepest known hydrocarbon interval.


Step 6 - Completion and Flow Tests
If the MWD indicates the presence of hydrocarbons in the well, Mobil may elect that at least one zone but no more than two will be completed and flow tested. An election will be made whether to complete and flow a second interval. Mobil will designate which zone is the "Primary Completion".

If a second zone is recommended for completion and flow testing by Mobil or Enserch, the other party may elect not to participate. In this event, the cost of the second zone operations will be Sole Risk Operations and added or subtracted from the Mobil Work Commitment according to the Participation Agreement. Both parties will fund the costs of the Primary Completion and its flow test. Any mob or de-mob and operational setup charges for the completion and flow test operations will be carried by the Primary Completion operation and not factored for inclusion in the charges for the second interval completion and flow testing.

The cost of the second completion and flow test will not be included in the initial AFE.

The completion(s) will be gravel packed with 3 1/2" i.d. production tubing if the casing program permits.

The flow test(s) will not exceed a 10 day flow duration each.


Step 7 - TP&A Well
The well will be TP&A'ed upon completion of the flow test(s). If no gravel pack flow tests are conducted, EPO may, it its sole discretion, direct that Mobil permanently plug and abandon the well.

                                  EXHIBIT "G"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.


          ASSIGNMENT OF INTEREST IN OIL AND GAS LEASE AND BILL OF SALE
          ------------------------------------------------------------


UNITED STATES OF AMERICA (S)
                         (S)  KNOW ALL MEN BY THESE PRESENTS
OUTER CONTINENTAL SHELF  (S)


     THAT EP OPERATING LIMITED PARTNERSHIP, whose mailing address is 4849 Greenville Avenue, Suite 1200, Dallas, Texas 75206 (hereinafter referred to as "ASSIGNOR"), for and in consideration of the sum of One Thousand and No/100 Dollars ($1,000.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has bargained, transferred, sold, assigned, and conveyed, and by these presents does hereby bargain, sell, transfer, assign, and convey unto the following named party, its successors and assigns (hereinafter referred to as "ASSIGNEE"), the undivided percentage interest set opposite the name of such ASSIGNEE as follows:

     ASSIGNEE                                       INTEREST
     --------                                       --------

     MOBIL PRODUCING TEXAS & NEW MEXICO INC.         40.000%
     1250 Poydras Plaza
     New Orleans, Louisiana  70113

in and to the Oil and Gas Lease described as follows:

     ML#:                      OL ___________
     Lessor:                   United States of America
     Lessee:                   _______________________________
     Serial No.:               ____________________
     Effective Date of Lease:  ____________________

     Description:              ________________________________________________
                               ________________________________________________
                               ________________________________________________

together with an undivided forty percent (40.000%) interest in and to the wells, wellbores, gathering systems, pipe, tubing, casing, equipment, templates, platforms (temporary or permanent), inventory, improvements and any and all personal property, moveables and immoveables, presently located thereon, appurtenant thereto, or used in connection therewith, and an undivided forty percent (40.000%) of ASSIGNOR'S right, title and interest in and to any contracts, agreements, pipeline use agreements, easements, rights-of-way, permits, licenses and other agreements and interests insofar and only insofar as the same are appurtenant to, or used or obtained in connection with the above described Oil and Gas Lease, wells, platforms, improvements, appurtenances and equipment.

     The Oil and Gas Lease as described hereinabove shall hereinafter sometimes be referred to as the "Subject Lease," and the interest in the agreements and the personal property, equipment, wells, platforms and improvements appurtenant thereto as described above and herein conveyed, shall sometimes be referred to as the "Assigned Premises."

     As a result of this Assignment, record title in and to the Subject Lease shall be held by the parties hereto in the proportions set forth opposite their names below:

     EP Operating Limited Partnership           60.000%

     Mobil Producing Texas & New Mexico Inc.    40.000%
                                               --------

               Total                           100.000%

     This Assignment and Bill of Sale is expressly made subject, however, to the following terms, covenants, and conditions:

     1.   LEASE OBLIGATIONS:  ASSIGNEE does hereby covenant and agree to perform
          -----------------
and comply with all express or implied obligations with respect to the Subject Lease, insofar as they affect and apply to the interest herein conveyed.

     2.   EXISTING AGREEMENT:  This Assignment and Bill of Sale is expressly
          ------------------
made in conformance with and subject to the terms, covenants, and conditions of that certain Participation Agreement, dated effective June 15, 1994, and executed by and between ASSIGNOR and ASSIGNEE (the "Participation Agreement"), and that certain Unit Operating Agreement dated effective __________________, between ASSIGNOR, as Operator, and ASSIGNEE, as Non-Operator. All representations and warranties, if any, made by ASSIGNOR or ASSIGNEE, under the terms and provisions of the Participation Agreement are incorporated herein by reference and are made a part hereof as if fully set out herein.

     3.   APPROVAL:  This Assignment and Bill of Sale is subject to approval by
          --------
the Minerals Management Service of the U.S. Department of Interior, under the provision of Title 30, Section 256.62 CFR, or any other governmental agency or entity having jurisdiction. In connection with all operations on the Subject Lease, ASSIGNEE, by its acceptance hereof, agree to comply with all applicable rules, regulations, or laws pertaining to the Subject Lease and the Assigned Premises.

     4.   SPECIAL WARRANTY:  ASSIGNOR does hereby bind itself, its successors
          ----------------
and assigns, to warrant and forever defend all and singular, the title to said undivided interest in and to the Subject Lease and the Assigned Premises unto ASSIGNEE, its successors and assigns against all persons claiming or attempting to claim the same or any part thereof, by, through, or under ASSIGNOR, but not otherwise.

     5.   MISCELLANEOUS:
          -------------

     A. ASSIGNOR and ASSIGNEE do hereby agree to execute any forms or documents required by the Minerals Management Service of the U. S. Department of Interior, or any other state or federal entity having jurisdiction over the Subject Lease, to effectuate a change of ownership on the records of such agency.

     B. The parties hereto do hereby agree to do such further acts or execute such further documents as may be reasonably required to properly create or confirm title to the Subject Lease or to effectuate the transfer of leasehold interest hereunder.

     C. This Assignment and Bill of Sale is made free and clear of any arrangement which is treated as a partnership for federal income tax purposes.

     D. The paragraph headings used in this Assignment and Bill of Sale are inserted for convenience only and shall not be regarded in construing this Assignment and Bill of Sale.

     TO HAVE AND TO HOLD the said undivided interest in and to the Subject Lease and Assigned Premises unto ASSIGNEE, its successors and assigns, according to the terms, covenants, and conditions of the Subject Lease, the ASSIGNEE to perform all such terms, covenants, and conditions thereof as to its interest in the Subject Lease, as well as all of the terms, covenants, and conditions hereof.

     The reservations, terms, covenants, and conditions hereof shall be binding upon and shall inure to the benefit of ASSIGNOR and ASSIGNEE, their respective legal representatives, successors, and assigns, and shall attach to and run with the Subject Lease and the Assigned Premises and with each transfer or assignment thereof.

     WITNESS THE EXECUTION HEREOF on this ______ day of _________________, 199___, but effective as of _________________.


WITNESSES:                   EP OPERATING LIMITED PARTNERSHIP,
                             by Enserch Exploration, Inc., Managing
___________________________  General Partner


___________________________
                             By:_____________________________________________
                                   C. R. ERWIN
                                   Regional Director


                               "A S S I G N O R"


WITNESSES:                   MOBIL PRODUCING TEXAS & NEW MEXICO INC.


___________________________
                             By:_____________________________________________

___________________________  Title:__________________________________________

                               "A S S I G N E E"

STATE OF TEXAS                  (S)
                                (S)
COUNTY OF DALLAS                (S)

     BEFORE ME, the undersigned authority, on this day personally appeared C. R. ERWIN, to me personally known, who, being duly sworn, did depose and say:

     That he is a Regional Director of ENSERCH EXPLORATION, INC., a Delaware corporation, and that the instrument was signed in behalf of the corporation by authority of its Board of Directors, as Managing General Partner of EP OPERATING LIMITED PARTNERSHIP, and that C. R. ERWIN acknowledged the instrument to be the free act and deed of the corporation, as Managing General Partner of EP OPERATING LIMITED PARTNERSHIP.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this _______ day of ______________, 199___.

My commission expires:

[STAMP]                                            _____________________________
                                                                   Notary Public


STATE OF _______________        (S)
                                (S)
COUNTY OR                       (S)
PARISH OF ______________        (S)

     BEFORE ME, the undersigned Notary Public, on this day personally appeared __________________, to me personally known, who, being by me duly sworn did say that he is the ___________________ of MOBIL PRODUCING TEXAS & NEW MEXICO INC., and that the instrument was signed in behalf of the corporation by authority of its Board of Directors and that ____________________ acknowledged the instrument to be the free act and deed of the corporation.

     SWORN to and subscribed before me, this ____ day of ________________, 19___.

My Commission Expires:


[STAMP]                                            _____________________________
                                                                   Notary Public

                                  EXHIBIT "H"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico, Inc.

                           TAX PARTNERSHIP PROVISIONS

                    OF THE GARDEN BANKS 388 TAX PARTNERSHIP

1.   GENERAL PROVISIONS

     1.1 Designation of Documents. This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the "Agreement"; and this exhibit is hereinafter referred to as the "Exhibit." Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

     1.2 Relationship of the Parties. The parties to this Agreement shall be hereinafter referred to as "Party" or collectively as "Parties." The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Partnership." For every other purpose of the Agreement the Parties understand and agree that: (i) their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)- sublessee(s), and not a partnership; (ii) that the inabilities of the Parties shall be several and not joint or collective; and (iii) that each Party shall be responsible solely for its obligations.

     1.3 Priority of Provisions of this Exhibit. If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

     1.4  Survivorship.

          1.4.1 Any termination of the Agreement shall not affect the continuing application of the Partnership provisions for termination and liquidation.

          1.4.2 Any termination of the Agreement shall not affect the continuing application of the Partnership provisions for the resolution of all matters regarding Federal and State income reporting.

          1.4.3 These Partnership provisions shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

     1.5 Term. The effective date of the Partnership shall be the effective date of the Agreement. The Partnership shall continue in full force and effect from and after such date, until termination and liquidation.

2.   INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS

     2.1 Tax Returns. The Tax Matters Partner ("TMP"), as designated in (S) 3.1, shall prepare and file all required Federal and State partnership income tax returns. In preparing such returns the TMP shall use its best efforts and in doing so shall incur no liability to any other Party. Not less than thirty (30) days prior to the return due date (including extensions) the TMP shall submit to each Party for review a copy of the return as proposed.

     2.2 Fair Market Value Capital Accounts. The TMP shall establish and maintain for each Party fair market value ("FMV") capital accounts and tax basis capital accounts. Upon request, the TMP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party's FMV capital accounts as of the end of the return period.

     2.3 Information Requests. Each Party agrees to furnish to the TMP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under this Agreement as may be required for the proper preparation of such returns and capital accounts.

3.   TAX MATTERS PARTNER

     3.1 Tax Matters Partner. The Operator is designated TMP as defined in Internal Revenue Code (the "Code") (S) 6231 (a)(7). In the event of any change in the TMP, the Party serving as TMP at the beginning of a given taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and other Parties shall use their best efforts to comply with responsibilities outlined in this section and Code (S)(S) 6222 through 6233 and 6050K (and the Treasury Regulations thereunder) and in doing so shall incur no liability to any other Party. Notwithstanding the TMP's obligation to use its best efforts in the fulfillment of its responsibilities, the TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

     3.2 Information Request by the TMP. The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information (including information specified in Code (S)(S) 6230(e) on partner identification and 6050K for transfers of partnership interests) the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

     3.3  TMP Agreements with IRS.

          3.3.1 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

          3.3.2 Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code (S) 6231(a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such settlement.

     3.4 Inconsistent Treatment of Partnership Items. If any Party intends to file a notice of inconsistent treatment under Code (S) 6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party's intended treatment of a partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for the filing of its income tax return, the TMP need not be notified.

     3.5 Request for Administrative Adjustment. No Party shall file pursuant to Code (S) 6227 a request for an administrative adjustment of partnership items without first notifying all other parties. If all other Parties agree with the requested adjustment. the TMP shall file the request on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request, if shorter, any Party, including the TMP, may file a request for administrative adjustment on its own behalf.

     3.6 Judicial Proceedings. Any Party intending to file a petition under Code (S) 6226, 6228, or any other Code section with respect to any partnership item, or other tax matters involving the Partnership, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

4.   TAX AND FMV CAPITAL ACCOUNT ELECTIONS

     4.1. General Elections. For both income tax return and capital account purposes, the Partnership shall elect:

          (a) to deduct currently intangible drilling and development costs ("ID");

          (b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;

          (c)  to use the accrual method of accounting;

          (d)  to report income on a calendar year basis;

     if checked below:

     ____ (e) to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code
               (S) 168(i)(4);

     ____ (f) under Code (S) 754 to adjust the basis of partnership property, with the adjustments provided in Code (S) 734 for a distribution of property and in Code (S) 743 for a transfer of a partnership interest. In the case of a distribution of property the TMP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s).

     4.2 Depletion. Solely for FMV capital account purposes, depletion shall be calculated by using simulated percentage depletion within the meaning of Treas. Reg. (S) 1.704-1 (b)(2)(iv)(k)(2). For purposes of a simulated percentage depletion calculation the depletion rate shall be the rate specified in Code (S) 613A(c)(1).

     4.3 Election Out Under Code (S) 761(a). The TMP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TMP with written objection within thirty (30) days of such notice.

     4.4 Other Tax or FMV Capital Account Elections or Consents. Any election other than those referenced above must be approved by the affirmative vote of two (2) or more Parties owning a Majority Working Interest based upon post-Payout ownership.

5.   CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS

     5.1 Capital Contributions. The respective capital contributions of each Party to the Partnership shall be (a) each Party's interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development, and operation of the lease(s), and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the leases and any other properties committed to the Partnership shall be made by each Party's agreement to hold legal title to its interest in such leases or other property as nominee of the Partnership.

     5.2 FMV Capital Accounts. The FMV capital accounts shall be increased and decreased as follows:

          5.2.1  The FMV capital accounts shall be increased by:  (i) the amount
                                                   ---------
          of money and the fair market value of any property contributed by each Party to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject); (ii) a Party's (S) 6.1 allocated share of Partnership income and gain, or items thereof; and (iii) that Party's share of Code (S) 705(a)(1)(B) items.

          5.2.2  The FMV capital accounts shall be decreased by:  (i) the amount
                                                   ---------
          of money and the fair market value of property distributed to each Party (net of liabilities assumed by such Party or to which the property is subject), (ii) that Party's (S) 6.1 allocated share of Partnership loss and deductions, or items thereof; and (iii) that Party's share of Code (S) 705(a)(2)(B) items.

          5.2.3 "Fair market value" when it applies to property contributed by a Party to the Partnership shall be assumed to equal the adjusted tax basis, as defined in Code (S) 1011, of that property unless the Parties agree otherwise as indicated below [or in a separate written agreement; if so, insert reference to separate document].

              Property Contributed         Agreed Fair Market Value
              --------------------         ------------------------

              _______________________________

              _______________________________

              _______________________________
     if checked below:

     5.3 FMV Capital Account Revaluation. The FMV capital accounts will be revalued to reflect revaluation of partnership property according to Treas. Reg. (S) 1.704-1(b)(2)(iv)(9) if the Parties agree pursuant to (S) 4.4.

6.   PARTNERSHIP ALLOCATIONS

     6.1 FMV Capital Account Allocations. Each item of income, gain, loss, or deduction shall be allocated to each party as follows:

          6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amounts received from the sale of production and of the fair market value of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties' FMV capital accounts.

          6.1.2 Exploration cost, ID, and operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

          6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

          6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property of the Partnership.

          6.1.5 Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted basis in the depreciable or depletable property.

          6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement. However, as provided in Treas. Reg. (S) 1.704-1(b)(4)(v) for oil and gas properties, the amount realized is allocated as follows: (i) first, an amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under this section; (ii) next, from the remainder of the amount realized, if any, an amount up to any remaining pre-contribution gain under Code
          (S) 704(c), but only to the extent not included in the allocation under the first allocation step, is allocated to the Parties having contributed the respective property; and (iii) finally, any amount of realization remaining after the allocations under (i) and (ii) is allocated in accordance with the first sentence of this (S) 6.1.6.

          6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expenses.

          6.1.8 Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

     6.2  Tax Return and Tax Basis Capital Account Allocations

          6.2.1 Unless otherwise expressly provided in this (S) 6.2, the allocations of partnership items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under (S) 6.1. However, the partnership's gain or loss on the taxable disposition of a partnership property in excess of the gain or loss under (S) 6.1, if any, is allocated to the contributing Party to the extent of such Party's pre-contribution gain or loss.

          6.2.2 The Parties recognize that under Code (S) 613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party's share of the adjusted tax basis in each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.

          6.2.3 The Parties recognize that under Code (S) 613A(c)(7)(D) the computation of gain or loss on the disposition of an oil and gas property is to be computed separately by each Party.

          6.2.4 Depreciation shall be allocated to each Party in accordance with its contribution to the adjusted tax basis of the depreciable asset.

          6.2.5 Any recapture of depreciation, ID, and any other item of deduction or credit shall, to the extent possible, be allocated among the Parties in accordance with their sharing of the depreciation, ID, or other item of deduction or credit which is recaptured.

          6.2.6 Any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to
          (S) 6.2.2.

          6.2.7 For partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this (S) 6.2 constitute a "reasonable method" of allocating gain or loss under Treas. Reg. (S) 1.704-3(a)(1).

          6.2.8  Take-in-kind:

               6.2.8.1 Unless checked below, the income attributable to take-in-kind production will not be reflected on the tax return.

               6.2.8.2 The provision for taking production in-kind, as provided in the Agreement, is recognized as each Party's right to determine the market for its proportionate share of production. All items of income, deductions, and credits arising from such marketing of production shall be recognized by the Partnership and shall be allocated to each Party who designated such a market.

7.   TERMINATION AND LIQUIDATING DISTRIBUTION

     7.1 Termination of the Partnership. Termination shall occur on the earlier of the events described in Code (S) 708(b)(1)(A) or (B).

          7.1.1 Upon termination under Code (S) 708(b)(1)(B), each Party's FMV capital account shall be adjusted as provided in Treas. Reg. (S)1.704-1(b)(2)(iv)(l) and (S) 7.3. The distributions provided in (S)(S) 7.2 through 7.4 shall be deemed to have occurred with the Partnership cash and properties deemed contributed to a new Partnership to which this Exhibit also applies.

          7.1.2 Upon termination under Code (S) 708(b)(1)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the parties in the order provided in (S)(S) 7.2 through 7.4.

     7.2 Reversion. First, all cash representing unexpended contributions by any Party and any property in which no interest has been earned by any other Party under the Agreement shall be returned to the contributor.

     7.3 Balancing. Second, the FMV capital accounts of the Parties shall be determined as described hereafter. The TMP shall take the actions specified under this (S)7.3 in order to cause the ratios of the Parties' FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party's FMV capital account is represented by a fraction, the numerator of which is the Party's FMV capital account balance and the denominator of which is the sum of all Parties' FMV capital account balances. This is hereafter referred to as the "balancing of the FMV capital accounts" and, when completed, the FMV capital accounts of the Parties shall be referred to as "balanced."

          7.3.1 The fair market value of ail Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such fair market value, shall be allocated in accordance with (S)(S)6.1.5 and 6.1.6. If hereafter any Party has a negative FMV capital account balance, that is a balance of less than zero, in accordance with Treas. Reg. (S)1.704-1(b)(2)(ii)(b)(3) such Party is obligated to contribute an amount of money to the Partnership sufficient to achieve a zero balance FMV capital account (the "Deficit Make-Up Obligation"). Moreover, any Party may contribute an amount of cash to the Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments the FMV capital accounts are not balanced, (S)(S) 7.3.2 and 7.3.3 shall apply.

          7.3.2 If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.

          7.3.3 Unless (S) 7.3.2 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts.

          7.3.4 If a property is to be valued under (S) 7.3.1 or distributed pursuant to (S)(S) 7.3.2 or 7.3.3 the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TMP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.

     7.4 Final Distribution. After the FMV capital accounts of the Parties have been adjusted pursuant to (S) 7.3, all remaining property and interests then held by the Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8.   TRANSFERS, INDEMNIFICATION, AND CORRESPONDENCE

     8. 1   Transfer of Partnership Interests. Transfers of Partnership
     interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TMP in writing within two weeks after such transfer.

          8.2 Indemnification. This agreement does not provide for any indemnification to protect Parties against any tax cost from a Code
          (S)708(b)(1)(B) termination. If the Parties desire such indemnification, it must be expressly stipulated as a variation from this Exhibit.

          8.3 Correspondence. All correspondence relating to the preparation and filing of the Partnership's income tax returns and capital accounts shall be sent to:

               For EP Operating Limited Partnership:

                    ENSERCH Corporation
                    Attn:  John P. Gamino
                    300 S. St. Paul
                    Dallas, Texas  75201-5598

               For Mobil Producing Texas & New Mexico Inc. :

                    Mobil Administrative Services Company, Inc.
                    Attn: D.V. Daubaras
                    P. O. Box 900
                    Dallas, Texas 75221

                                  EXHIBIT "I"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.



Confidentiality Agreement:    [ SEE ATTACHED ]
- -------------------------

                                  EXHIBIT "J"

Attached to and made a part of that certain Participation Agreement dated effective June 15, 1994, between EP Operating Limited Partnership and Mobil Producing Texas & New Mexico Inc.



Chase Term Sheet:      [ SEE ATTACHED ]
- ----------------